Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-118876, Form S-8 333-47453, and Form S-8 333-68976) of Dril-Quip, Inc., of our report dated March 5, 2004, with respect to the 2003 and 2002 consolidated financial statements of Dril-Quip, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Houston, Texas

March 11, 2005